Exhibit 99.1

Badger Meter Reports Fourth Quarter and Full Year 2021 Results; Sales Surpass $500 Million Milestone

MILWAUKEE--(BUSINESS WIRE)--January 28, 2022--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights

  Record total sales of $135.7 million, an increase of 21% compared to $112.3 million in the comparable prior year quarter.
  Strong incremental profitability with a 170 basis point increase in operating profit margins.
  Diluted earnings per share (EPS) were $0.59, a 31% increase compared to $0.45 in the comparable prior year period.
  Robust $27.1 million of cash provided by operations.
  Strong order momentum continued, exited quarter with a record backlog.

Full Year 2021 Highlights

  Full year 2021 record sales of $505.2 million, 19% higher than $425.5 million in 2020.
  Operating profit margins increased year-over-year by 30 basis points despite widespread supply chain and inflation dynamics.
  EPS increased 23% to $2.08 compared to $1.69 in the comparable prior year period.
  $87.5 million of cash provided by operations.

“The fourth quarter was an excellent finish to an outstanding year, where we achieved record financial results and surpassed $500 million in annual revenues,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “These results reflect the combination of strong demand and order momentum for our innovative smart water solutions, successful water quality acquisition integration activities, relentless execution in the face of acute supply-chain challenges and a world-class team committed to serving customers. We faced many challenges in 2021 and I am extremely proud of how our worldwide team rose to the occasion time and again.”

Fourth Quarter Operating Results

Utility water sales increased a robust 23.4% year-over-year, the result of strong order activity, backlog conversion and water quality acquisition-related sales. Excluding the year-over-year sales benefit from acquisitions of approximately $9 million, core utility water sales increased 14.4% over the prior year comparable quarter and established a new quarterly record. The growth was due to higher ORION® Cellular endpoint sales as well as increased BEACON® SaaS revenue. Backlog grew as continued strong order momentum more than offset recovering production output, as intermittent supply chain limitations continued to impact full conversion of utility water orders to net sales.

Sales of flow instrumentation products grew 8.9% year-over-year as improved demand and easier comparisons across the varied end markets was partially offset by the impact of supply chain disruptions that limited manufacturing output.

Gross margin increased $10.8 million year-over-year, with gross margin as a percent of sales of 40.4%, an increase of 120 basis points over the prior year comparable quarter. The Company executed well on pricing realization and manufacturing output optimization in the face of prevalent inflationary pressures and production volatility caused by restricted component availability. Gross margins benefitted from favorable product and acquisition mix, including higher SaaS revenues. The prior year included a non-recurring discrete network sunset provision benefitting the year-over-year comparison.

Selling, engineering and administration (“SEA”) expenses in the fourth quarter of 2021 were $32.0 million, or 23.6% as a percent of sales, compared to $27.1 million, and 24.1% in the comparable prior year quarter. The year-over-year increase in expenses is primarily the result of the addition of the water quality acquisitions, including the related intangible asset amortization as well as higher compensation expenses. Additionally, certain pandemic-impacted expenses such as travel, returned to more normalized levels.

As a result of the above, operating margin was 16.8%, a 170 basis point increase from the prior year’s 15.1%. The tax rate of 24.5% was higher than the prior year’s 22.6%.

Full Year Recap and Outlook

Bockhorst continued, “We achieved record sales and earnings in fiscal 2021, and I am proud of the way Badger Meter employees came together to generate these strong results while navigating supply chain complexities, inflation and continued challenges from the pandemic. We capitalized on strong customer demand trends for our leading water instrumentation and software offerings. Through disciplined execution, we were are able to differentiate our performance, enhance our competitive position, and deliver for our customers.”

”Badger Meter ended 2021 with strong demand for our smart water solutions, and we are well positioned to continue to capitalize on the opportunities in front of us. Our record backlog and order momentum continue to benefit from positive industry fundamentals, including customer requirements to enhance operational efficiency, security and awareness. Leveraging our industry-leading ORION Cellular endpoints and our BEACON digital platform, Badger Meter is transforming our engagement with customers, enabling their ability to address water-related challenges. We remain focused on growth by leveraging innovative technologies, driving higher recurring software revenues and investing in developing robust digital solutions across the water eco-system.”

“Looking ahead, sporadic supply chain disruptions and inflation headwinds are expected to continue in the near term. Our teams have demonstrated nimbleness in the face of these challenges in the past, and by sustaining this execution momentum, we expect to continue to deliver strong financial results.”

Bockhorst concluded, “I want to thank our employees for putting us in an admirable position for continued success as we start the new year. We have an excellent balance sheet, enabling us to execute our growth strategies including enhancing our digital solutions portfolio, and expanding our employee talent base to address the attractive long-term growth opportunities in our market. We remain excited about the road ahead as we work to preserve and protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s 2021 results today, Friday January 28, 2022 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website. Participants can also register to take part in the call using this online registration link: https://events.q4inc.com/attendee/473741639. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the duration, severity and geographic spread of the COVID-19 pandemic, government actions to address or mitigate the impact of the COVID-19 pandemic, and the potential negative impacts of COVID-19 on the global economy, the company’s operations and those of our customers and suppliers. In addition, the company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Net sales	$135,748	$112,329	$505,198	$425,544

Cost of sales	80,913	68,274	299,714	257,295

Gross margin	54,835	44,055	205,484	168,249

Selling, engineering and administration	31,975	27,093	126,761	103,093

Operating earnings	22,860	16,962	78,723	65,156

Interest (income) expense, net	(49)	12	(20)	30
Other pension and postretirement costs	30	36	120	145

Earnings before income taxes	22,879	16,914	78,623	64,981

Provision for income taxes	5,603	3,820	17,739	15,638

Net earnings	$17,276	$13,094	$60,884	$49,343

Earnings per share:

Basic	$0.59	$0.45	$2.09	$1.70

Diluted	$0.59	$0.45	$2.08	$1.69

Shares used in computation of earnings per share:

Basic	29,194,121	29,057,249	29,144,160	29,052,301

Diluted	29,367,693	29,257,929	29,337,586	29,229,868

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2021	2020
	(Unaudited)

Cash and cash equivalents	$87,174	$72,273
Receivables	65,866	61,689
Inventories	99,611	81,586
Other current assets	8,709	8,140
Total current assets	261,360	223,688

Net property, plant and equipment	78,050	82,705
Intangible assets, at cost less accumulated amortization	64,176	53,598
Other long-term assets	22,919	22,518
Goodwill	104,313	88,708
Total assets	$530,818	$471,217

Liabilities and Shareholders' Equity

Payables	$41,859	$34,923
Accrued compensation and employee benefits	20,644	14,617
Other current liabilities	19,643	18,496
Total current liabilities	82,146	68,036

Deferred income taxes	5,385	5,696
Long-term employee benefits and other	40,217	36,226
Shareholders' equity	403,070	361,259
Total liabilities and shareholders' equity	$530,818	$471,217

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Operating activities:
Net earnings	$17,276	$13,094	$60,884	$49,343

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,672	3,121	11,291	12,253
Amortization	4,213	3,160	16,571	12,963
Deferred income taxes	(3,066)	(3,483)	(3,025)	(3,082)
Noncurrent employee benefits	(466)	(365)	(234)	206
Stock-based compensation expense	793	374	2,330	1,415
Changes in:
Receivables	7,745	(148)	(1,240)	3,036
Inventories	(7,948)	(59)	(13,633)	5,129
Payables	(415)	(6,876)	7,005	(391)
Prepaid expenses and other current assets	3,367	(1,347)	(8,281)	(3,522)
Other current liabilities	2,906	8,429	15,842	12,228
Total adjustments	9,801	2,806	26,626	40,235
Net cash provided by operations	27,077	15,900	87,510	89,578

Investing activities:
Property, plant and equipment expenditures	(903)	(3,204)	(6,746)	(9,059)
Proceeds from company owned life insurance plans	-	-	596	-
Acquisitions, net of cash acquired	-	(29,134)	(45,273)	(29,134)
Net cash used for investing activities	(903)	(32,338)	(51,423)	(38,193)

Financing activities:
Net decrease short-term debt	-	-	-	(4,600)
Payment of contingent acquisition consideration	-	(1,001)	-	(1,001)
Dividends paid	(5,839)	(5,232)	(22,155)	(20,340)
Proceeds from exercise of stock options	-	553	2,036	1,058
Repurchase of treasury stock	-	(182)	(460)	(3,116)
Issuance of treasury stock	-	54	72	180
Net cash used for financing activities	(5,839)	(5,808)	(20,507)	(27,819)
Effect of foreign exchange rates on cash	(199)	618	(679)	(164)

Increase (decrease) in cash and cash equivalents	20,136	(21,628)	14,901	23,402
Cash and cash equivalents - beginning of period	67,038	93,901	72,273	48,871

Cash and cash equivalents - end of period	$87,174	$72,273	$87,174	$72,273

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com